Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2021, relating to the financial statements of BLFY Operations, Inc. (formerly Butterfly Network, Inc.) appearing in the Current Report on Form 8-K/A of Butterfly Network, Inc. dated March 29, 2021.

/s/ Deloitte & Touche LLP

New York, New York

May 12, 2021